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                                                                     Exhibit 2.1

                                FIRST AMENDMENT
                                      TO
                           ASSET PURCHASE AGREEMENT

   This First Amendment to Asset Purchase Agreement is made as of September 30, 2002 by and among MEC Lone Star, L.P., a Delaware limited partnership ("Buyer"), Lone Star Race Park, Ltd., a Texas limited partnership ("Lone Star"), and LSJC Development Corporation, a Texas corporation (together with Lone Star, "Sellers"), and is made with reference to that certain Asset Purchase Agreement dated as of March 6, 2002 among Buyer and Sellers (the "Agreement"). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Agreement.

                                   RECITALS

  A. Buyer and Sellers have entered into the Agreement, whereby Sellers have agreed to sell, and Buyer has agreed to purchase, substantially all of the assets of Sellers.

  B. Buyer and Sellers desire to amend certain terms of the Agreement as more fully set forth herein.

                                   AGREEMENT

   The parties, intending to be legally bound, hereby agree as follows:

1.  AMENDMENTS TO AGREEMENT

1.1 EXHIBIT A - ASSUMED CONTRACTS

   Exhibit A to the Agreement shall be and is hereby replaced in its entirety by Exhibit A attached hereto.

1.2 DEFINITIONS

   For purposes hereof, "Assumed Health Plans" means only the Plans listed on Exhibit B attached hereto.

1.3 EXCLUDED ASSETS

   Section 2.1(b)(ix) of the Agreement shall be and is hereby deleted in its entirety.

1.4 EXCLUDED LIABILITIES

   Section 2.2(a)(v) of the Agreement shall be and is hereby amended in its entirety to read as follows:

  "(v) except as specified in this Agreement, any liabilities or obligations to former or current officers, directors, employees or affiliates of either Seller, including, without limitation, any liabilities or obligations of either Seller in connection with Sellers' Long Term Incentive Plan or any other employee benefit

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    plans or pension plans (other than such liabilities or obligations arising from Buyer's activities as plan sponsor after the Closing Date under Sellers' 401(k) Plan and the Assumed Health Plans) or any collective bargaining, labor or employment agreement or other similar arrangement or obligations in respect of retiree health benefits and including any fines, Taxes, penalties or related charges payable to any person in connection with such employee benefit plans and pension plans (other than such fines, Taxes, penalties or related charges arising from Buyer's activities as plan sponsor after the Closing Date under Sellers' 401(k) Plan and the Assumed Health Plans);"

1.5 ASSUMED LIABILITIES

   Section 2.2(b) of the Agreement shall be and is hereby amended by adding the following after Section 2.2(b)(vii) thereof:

  "(viii) all liabilities and obligations to former or current officers, directors, employees or affiliates of either Seller arising from Buyer's activities as plan sponsor after the Closing Date under Sellers' 401(k) Plan and the Assumed Health Plans."

1.6 EMPLOYEE BENEFIT DELIVERABLES

   Section 3.12(c) of the Agreement shall be and is hereby amended by adding the following at the end thereof:

  "(iv) all insurance policies purchased by or to provide benefits under Sellers' 401(k) Plan and the Assumed Health Plans;

  (v) all reports in possession of Sellers and submitted within the two years preceding the date of this Agreement by third parties with respect to Sellers' 401(k) Plan and the Assumed Health Plans;

  (vi) the Form 5500 filed in each of the most recent three plan years with respect to Sellers' 401(k) Plan and the Assumed Health Plans, including all schedules thereto and the opinions of independent accountants;

  (vii) all notices that were given by Sellers or Sellers' 401(k) Plan or the Assumed Health Plans to, or were received by Sellers or Sellers' 401(k) Plan or the Assumed Health Plans from, the IRS, the Pension Benefit Guaranty Corporation, or any successor thereto (the "PBGC"), or the Department of Labor within the four years preceding the date of this Agreement;

  (viii) all records concerning participation, vesting, accrual of benefits, payment of benefits, and elective forms of benefits under Sellers' 401(k) Plan and the Assumed Health Plans and any other existing information reasonably accessible to Sellers and reasonably requested by Buyer that is necessary or appropriate for the administration thereof; and

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  (ix) the most recent determination letter for Sellers' 401(k) Plan."

1.7 EMPLOYEE BENEFIT REPRESENTATIONS AND WARRANTIES

   Section 3.12(d) of the Agreement shall be and is hereby amended by adding the following at the end thereof:

  "(v) All filings required by ERISA, the IRC and any applicable state law as to each Plan have been timely filed, and all notices and disclosures to participants required thereby have been timely provided.

  (vi) After the Closing Date, Buyer will not have any liability with respect to any Plan of a pre-Closing Date ERISA Affiliate.

  (vii) Each Assumed Health Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

  (viii) No event has occurred or circumstance exists that could result in a material increase in premium costs of any Assumed Health Plan that is insured, or a material increase in benefit costs of any such plan that is self-insured.

  (ix) Except for such defects that can be corrected without meaningful cost or liability, Sellers' 401(k) Plan is qualified in form and operation under IRC (S) 401(a); and each trust for Sellers' 401(k) Plan is exempt from federal income tax under IRC (S) 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of such Plan or any such trust.

  (x) Except to the extent required under ERISA (S) 601 et seq. and IRC (S) 4980B, Sellers do not provide health or welfare benefits for any retired or former employee nor are they obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

  (xi) Sellers have complied in all material respects with the provisions of ERISA (S) 601 et seq. and IRC (S) 4980B.

  (xii) No payment that is owed or may become due to any director, officer, employee, or agent of Sellers will be non-deductible to Sellers or subject to tax under IRC (S) 280G or (S) 4999; nor will Sellers be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

  (xiii) Except to the extent a partial termination occurs under Sellers' 401(k) Plan, the consummation of the Contemplated Transactions will not result

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    in the payment, vesting, or acceleration of any benefit under the
    Assumed Health Plans or Sellers' 401(k) Plan.

  (xiv) There are no Proceedings pending or, to the Knowledge of Sellers, threatened against any Assumed Health Plan or Sellers' 401(k) Plan, other than routine claims for benefits, and to the Knowledge of Sellers, no facts exist which could give rise to any such Proceedings.

  (xv) Sellers have made all required contributions to the Assumed Health Plans and Sellers' 401(k) Plan."

1.8 EMPLOYEE BENEFIT COVENANT

   Article 5 of the Agreement shall be and is hereby amended by adding the following at the end thereof:

   "5.12 EMPLOYEE BENEFITS

    (a) As of the Closing Date, Buyer will assume sponsorship of Sellers' 401(k) Plan and the Assumed Health Plans and will be substituted for Sellers as the plan sponsor thereunder. Sellers will make any amendments thereto necessary to effect such substitution and will provide any legally required notice of such change to all participants and beneficiaries, and will provide notice of such change to all persons providing services to the Assumed Health Plans and Sellers' 401(k) Plan. As of the Closing Date, Buyer will adopt such resolutions and take such other actions as are necessary to effect assumption of Sellers' 401(k) Plan and the Assumed Health Plans.

    (b) Sellers will file with the appropriate Governmental Body on a timely basis the annual reports on Form 5500 for Sellers' 401(k) Plan and the Assumed Health Plans for which a Form 5500 is due for plan years ending on or before the Closing Date. Buyer will file with the IRS on a timely basis the annual report on Form 5500 for Sellers' 401(k) Plan and the Assumed Health Plans for which a Form 5500 is due for plan years ending after the Closing Date."

1.9 BUYER'S CLOSING CONDITIONS

   Section 7.4 of the Agreement shall be and is hereby amended by adding the following at the end thereof:

  "(jj) a Luxury Suite Agreement Assignment in the form of Exhibit H attached hereto with respect to each of the Persons listed on Exhibit G hereto;

  (kk) an Assignment, Assumption and Consent Agreement (Breeders' Cup Agreement) in a form mutually acceptable to Buyer and Sellers;

  (ll) a Racing License Assignment in form mutually acceptable to Buyer and Sellers;

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  (mm) an Assumption and Release (GPMURD) in form mutually acceptable to Buyer and Sellers;

  (nn) an Assignment and Assumption Agreement (GPISD Agreement) in form mutually acceptable to Buyer and Sellers;

  (oo) an Assignment, Assumption and Amendment Agreement (United Tote Agreement) in form mutually acceptable to Buyer and Sellers; and

  (pp) an Assignment of Interest (Lone Star Race Park Holdings, LLC) in a form mutually acceptable to Buyer and Sellers."

1.10 OUTSIDE CLOSING DATE

   Section 9.1(d) of the Agreement shall be and is hereby amended by deleting the date "September 30, 2002" appearing therein and substituting therefor the date "November 15, 2002."

2.  GENERAL PROVISIONS

2.1 AGREEMENT NOT OTHERWISE AFFECTED

   Except as expressly amended pursuant hereto, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects.

2.2 FURTHER ASSURANCES

   The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this First Amendment and the documents referred to in this First Amendment.

2.3 WAIVER

   Except as otherwise expressly provided in this First Amendment, the rights and remedies of the parties to this First Amendment are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this First Amendment or the documents referred to in this First Amendment will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this First Amendment or the documents referred to in this First Amendment can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without

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notice or demand as provided in this First Amendment or the documents referred to in this First Amendment.

2.4 ENTIRE AGREEMENT AND MODIFICATION

   This First Amendment, together with the Agreement, supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this First Amendment) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This First Amendment may not be amended except by a written agreement executed by the party to be charged with the amendment.

2.5 ASSIGNMENT, SUCCESSORS AND NO THIRD-PARTY RIGHTS

   No party may assign any of its rights under this First Amendment without the prior consent of the other parties. Subject to the preceding sentence, this First Amendment will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this First Amendment will be construed to give any Person other than the parties to this First Amendment and the Indemnified Persons any legal or equitable right, remedy, or claim under or with respect to this First Amendment or any provision of this First Amendment. This First Amendment and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this First Amendment and their successors and assigns.

2.6 SEVERABILITY

   If any provision of this First Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this First Amendment will remain in full force and effect. Any provision of this First Amendment held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

2.7 SECTION HEADINGS, CONSTRUCTION

   The headings of Sections in this First Amendment are provided for convenience only and will not affect its construction or interpretation. All words used in this First Amendment will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

2.8 GOVERNING LAW

   This First Amendment will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

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2.9 COUNTERPARTS

   This First Amendment may be executed in counterparts, each of which will be deemed to be an original copy of this First Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

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   IN WITNESS WHEREOF, the parties have executed and delivered this First
Amendment as of the date first written above.

MEC LONE STAR, L.P.,
a Delaware limited partnership

By: MEC TEXAS RACING, INC.,
  a Delaware corporation, its general partner

  By:
      ------------------------------
  Name:
      ------------------------------
  Title:
      ------------------------------

LONE STAR RACE PARK, LTD.,
a Texas limited partnership

By: LONE STAR RACE PARK
    MANAGEMENT CORPORATION,
    a Texas corporation, its general partner

  By:
      ------------------------------
  Name:
      ------------------------------
  Title:
      ------------------------------


LSJC DEVELOPMENT CORPORATION,
a Texas corporation

  By:
      ------------------------------
  Name:
      ------------------------------
  Title:
      ------------------------------

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